Exhibit 10.30

NRG Yield, Inc.

Executive Change-in-Control
and General Severance Plan for Tier IA and Tier IIA Executives
(Amended and Restated Effective January 1, 2017)

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NRG Yield, Inc.
Executive Change-in-Control
and General Severance Plan for Tier I and Tier II Executives
Article 1.Establishment and Term of the Plan
1.1    Establishment of the Plan. NRG Yield, Inc. (hereinafter referred to as the “Company”) hereby adopted this plan knows as the “NRG Yield, Inc. Executive Change-in-Control and General Severance Plan” (the “Plan”). The Plan is effective January 1, 2017. The Plan provides severance benefits to Tier IA Executives and Tier IIA Executives of the Company (each an “Executive” and collectively the “Executives”) upon certain terminations of employment from the Company.
The Company considers the establishment and maintenance of a sound and vital management to be essential to protecting and enhancing the best interests of the Company and its stockholders. In this connection, the Company recognizes that, as is the case with many publicly held corporations, the possibility of a change in control may arise and that such possibility, and the uncertainty and questions which it may raise among management, may result in the departure or distraction of management personnel to the detriment of the Company and its stockholders.
Accordingly, the Board has determined that appropriate steps should be taken to reinforce and encourage the continued attention and dedication of members of the Company’s management to their assigned duties without distraction in circumstances arising from the possibility of a Change in Control of the Company.
1.2    Initial Term. This Plan commenced on January 1, 2017 (the “Effective Date”) and shall continue for a period of three (3) years (the “Initial Term”).
1.3    Successive Periods. The term of this Plan shall automatically be extended for one (1) additional year at the end of the Initial Term, and then again after each successive one (1) year period thereafter (each such one (1) year period following the Initial Term is referred to as a “Successive Period”). However, the Committee may terminate this Plan at the end of the Initial Term, or at the end of any Successive Period thereafter, by giving the Executives written notice of intent to terminate the Plan, delivered at least six (6) months prior to the end of such Initial Term or Successive Period. If such notice is properly delivered by the Company, this Plan, along with all corresponding rights, duties, and covenants, shall automatically expire at the end of the Initial Term or Successive Period then in progress.
1.4    Change-in-Control Renewal. Notwithstanding the provisions of Section 1.3 above, in the event that a Change in Control of the Company occurs during the Initial Term or any Successive Period, upon the effective date of such Change in Control, the term of this Plan shall automatically and irrevocably be renewed for a period of two (2) years from the effective date of such Change in Control. Further, this Plan may be assigned to the successor in such Change in Control, as further provided in Article 8 herein. This Plan shall thereafter automatically terminate following such two (2) year Change-in-Control renewal period; provided that such termination shall not affect or diminish the rights of Executives who become entitled to benefits or payments under this Plan.
Article 2.Definitions
Whenever used in this Plan, the following terms shall have the meanings set forth below and, when the meaning is intended, the initial letter of the word is capitalized.

(a)	“Base Salary” means the greater of the Executive’s annual rate of salary, whether or not deferred, at: (i) the Effective Date of Termination or (ii) at the date of the Change in Control.

(b)	“Beneficiary” means the persons or entities designated or deemed designated by the Executive pursuant to Section 8.6 herein.

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(c)	“Board” means the Board of Directors of the Company.

(d)	“Cause” shall mean one or more of the following:

(i)	The conviction of, or an agreement to a plea of nolo contendere to, any felony or other crime involving moral turpitude; or

(ii)
The Executive’s willful and continuing refusal to substantially perform duties as reasonably directed by the Board under this or any other agreement (after receipt of written notice from the Board setting forth such duties and responsibilities to be performed); or

(iii)
In carrying out the Executive’s duties, the Executive engages in conduct that constitutes willful gross neglect or willful gross misconduct which, in either case, results in demonstrable harm to the business, operations, prospects, or reputation of the Company; or

(iv)	Any other material breach of Article 4 of this Plan which is not cured to the Board’s reasonable satisfaction within fifteen (15) days after written notice thereof to the Executive.
For purposes of this Plan, there shall be no termination for Cause pursuant to subsections (i) through (iv) above, unless a written notice, containing a detailed description of the grounds constituting Cause hereunder, is delivered to the Executive stating the basis for the termination. Upon receipt of such notice, the Executive shall be given thirty (30) days to fully cure and remedy the neglect or conduct that is the basis of such claim. If the Executive fails to fully cure and remedy such neglect or misconduct within such thirty (30) day period, the Executive shall have an opportunity to be heard before the full Board. After such hearing, a termination for Cause shall only occur if there is a vote of three-quarters (3/4) of the Board to terminate the Executive for Cause.

(e)	“Change in Control” shall mean the first to occur of any of the following events:

(i)
Any “person” (as that term is used in Sections 13 and 14(d)(2) of the Securities Exchange Act of 1934 (“Exchange Act”)) other than NRG Energy, Inc. or one of its subsidiaries or affiliates (A) becomes the “Beneficial Owner” (as that term is used in Section 13(d) of the Exchange Act), directly or indirectly, of fifty percent (50%) or more of the Company’s capital stock entitled to vote in the election of directors, excluding any "person" who becomes a "beneficial owner" in connection with a Business Combination (as defined in paragraph (iii) below) which does not constitute a Change in Control under said paragraph (iii); or (B) obtains the power to, directly or indirectly, vote or cause to be voted fifty percent (50%) or more of the Company’s capital stock entitled to vote in the election of directors, including by contract or through proxy; or

(ii)
Persons who on the Effective Date constitute the Board (the “Incumbent Directors”) cease for any reason, including without limitation, as a result of a tender offer, proxy contest, merger, or similar transaction, to constitute at least a majority thereof, provided that any person becoming a director of the Company subsequent to the Effective Date shall be considered an Incumbent Director if such person’s election or nomination for election was approved by a vote of at least two-thirds (2/3) of the Incumbent Directors; but provided further, that any such person whose initial assumption of office is in connection with an actual or threatened election contest relating to the election of members of the Board or other actual or threatened solicitation of proxies or consents by or on behalf of a “person” (as defined in Sections 13(d) and 14(d) of the Exchange Act) other than the Board, including by reason of agreement intended to avoid or settle any such actual or threatened contest or solicitation, shall not be considered an Incumbent Director; or

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(iii)
Consummation of a reorganization, merger, consolidation, or sale or other disposition of all or substantially all of the assets of the Company (a “Business Combination”), in each case, unless, following such Business Combination, all or substantially all of the individuals and entities who were the beneficial owners of outstanding voting securities of the Company immediately prior to such Business Combination beneficially own, directly or indirectly, more than fifty percent (50%) of the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the company resulting from such Business Combination (including, without limitation, a company which, as a result of such transaction, owns the Company or all or substantially all of the Company’s assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership, immediately prior to such Business Combination, of the outstanding voting securities of the Company; or

(iv)	The stockholders of the Company approve any plan or proposal for the liquidation or dissolution of the Company.

(f)	“Code” means the United States Internal Revenue Code of 1986, as amended, and any successors thereto.

(g)	“Committee” means the Compensation Committee of the Board or any other committee appointed by the Board to perform the functions of the Compensation Committee.

(h)	“Company” means NRG Yield, Inc., a Delaware corporation, or any successor thereto as provided in Article 7 herein.

(i)
“Disability” shall mean the Executive’s inability to perform the essential duties, responsibilities, and functions of his position with the Company and its affiliates as a result of any mental or physical disability or incapacity even with reasonable accommodations of such disability or incapacity, provided by the Company and its affiliates, or if providing such accommodations would be unreasonable, for a period of twelve (12) months. The Executive shall cooperate in all respects with the Company if a question arises as to whether he has become disabled (including, without limitation, submitting to an examination by a medical doctor or other health care specialists selected by the Company and reasonably acceptable to the Executive and authorizing such medical doctor or such other health care specialist to discuss the Executive’s condition with the Company).

(j)	“Effective Date” means the commencement date of this Plan as specified in Section 1.2 of this Plan.

(k)	“Effective Date of Termination” means the date on which a Qualifying Termination occurs, as defined hereunder, which triggers the payment of Severance Benefits hereunder.

(l)	“Former Parent Company” means NRG Energy, Inc., a Delaware corporation, and their affiliates and any successors thereto.

(m)	“Good Reason” shall mean without the Executive’s express written consent the occurrence of any one or more of the following:

(i)	The Company materially reduces the amount of the Executive’s then current Base Salary or the target for his annual bonus; or

(ii)
A material reduction in the Executive’s benefits under or relative level of participation in the Company’s employee benefit or retirement plans, policies, practices, or arrangements in which the Executive participates as of the Effective Date of this Plan; or

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(iii)	A material diminution in the Executive’s title, authority, duties, or responsibilities or the assignment of duties to the Executive which are materially inconsistent with his position; or

(iv)
The failure of the Company to obtain in writing the obligation to perform or be bound by the terms of this Plan by any successor to the Company or a purchaser of all or substantially all of the assets of the Company within fifteen (15) days after a merger, consolidation, sale, or similar transaction.

For purposes of this Plan, the Executive is not entitled to assert that his termination is for Good Reason unless the Executive gives the Board written notice of the event or events which are the basis for such claim within ninety (90) days after the event or events occur, describing such claim in reasonably sufficient detail to allow the Board to address the event or events and a period of not less than thirty (30) days after to cure or fully remedy the alleged condition.

(n)
“Notice of Termination” shall mean a written notice which shall indicate the specific termination provision in this Plan relied upon, and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive’s employment under the provision so indicated.

(o)	“Qualifying Termination” means:

(i)	If such event occurs within twenty-four (24) months immediately following a Change in Control:

(A)
An involuntary termination of the Executive’s employment by the Company for reasons other than Cause, death, or Disability pursuant to a Notice of Termination delivered to the Executive by the Company; or

(B)	A voluntary termination by the Executive for Good Reason pursuant to a Notice of Termination delivered to the Company by the Executive; or

(ii)	If such event occurs at any other time:

(A)
An involuntary termination of the Executive’s employment by the Company for reasons other than Cause, death, or Disability pursuant to a Notice of Termination delivered to the Executive by the Company.

(p)	“Severance Benefits” means the payment of Change-in-Control or General (as appropriate) Severance compensation as provided in Article 3 herein.

(q)	“Specified Employee” means any Executive described in section 409A(a)(2)(B)(i) of the Code.

(r)
“Tier IA Executives” shall include those employees of the Company with the Job Level of EVP prior to the Change in Control, or such other employee who is designated as a Tier IA Executive in the Company’s human resources information system immediately prior to the Change in Control other than the CEO.

(s)
“Tier IIA Executives” shall include those employees of the Company with the Job Level of SVP prior to the Change in Control, or such other employee who is designated as a Tier IIA Executive in the Company’s human resources information system immediately prior to the Change in Control.

Article 3.    Severance Benefits

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3.1    Right to Severance Benefits - Change-in-Control Severance Benefits. The Executive shall be entitled to receive from the Company Change-in-Control Severance Benefits, as described in Section 3.2 herein, if a Qualifying Termination of the Executive’s employment has occurred within twenty-four (24) months immediately following a Change in Control of the Company.

(a)
General Severance Benefits. The Executive shall be entitled to receive from the Company General Severance Benefits, as described in Section 3.3 herein, if a Qualifying Termination of the Executive’s employment has occurred other than during the twenty-four (24) months immediately following a Change in Control.

(b)	No Severance Benefits. The Executive shall not be entitled to receive Severance Benefits if the Executive’s employment with the Company ends for reasons other than a Qualifying Termination.

(c)
General Release and Acknowledgement of Restrictive Covenants. As a condition to receiving Severance Benefits under either Section 3.2 or 3.3 herein, the Executive shall be obligated to execute a general release of claims in favor of the Company, its current and former affiliates and stockholders, and the current and former directors, officers, employees, and agents of the Company in a form acceptable to the Company, and any revocation period for such release must have expired, in each case within 60 days of the date of termination. The date upon which the executed release is no longer subject to revocation shall be referred to herein as the “Release Effective Date”. The Executive must also execute a notice acknowledging the restrictive covenants in Article 4 within 60 days of the date of termination. Any payments under Section 3.2 or 3.3 shall commence only after execution of the release and acknowledgement, and in the manner provided in Section 3.4.

(d)
No Duplication of Severance Benefits. If the Executive becomes entitled to Change-in-Control Severance Benefits, the Severance Benefits provided for under Section 3.2 hereunder shall be in lieu of all other Severance Benefits provided to the Executive under the provisions of this Plan and any other Company-related or Former Parent Company-related severance plans, programs, or agreements including, but not limited to, the Severance Benefits under Section 3.3 herein. Likewise, if the Executive becomes entitled to General Severance Benefits, the Severance Benefits provided under Section 3.3 hereunder shall be in lieu of all other Severance Benefits provided to the Executive under the provisions of this Plan and any other Company-related severance plans, programs, or other agreements including, but not limited to, the Severance Benefits under Section 3.2 herein.

3.2    Description of Change-in-Control Severance Benefits. In the event the Executive becomes entitled to receive Change-in-Control Severance Benefits, as provided in Section 3.1 herein, the Company shall provide the Executive with the following:

(a)
A lump-sum amount, paid upon the date that is sixty (60) calendar days following the Effective Date of Termination, equal to the Executive’s unpaid Base Salary, accrued vacation pay, unreimbursed business expenses, and all other items earned by and owed to the Executive through and including the Effective Date of Termination, provided that to the extent the payment of any amounts pursuant to this Section 3.2(a) does not constitute “deferred compensation” for purposes of Code Section 409A, such amounts shall be paid upon the Release Effective Date. Notwithstanding the foregoing, in any instance in which the period in which the Executive could adopt a release (along with its accompanying revocation period) crosses calendar years, no payments shall be made until the succeeding calendar year.

(b)
A lump-sum amount, paid upon the date that is sixty (60) calendar days following the Effective Date of Termination, equal to: (i) two and ninety-nine one-hundredths (2.99) for Tier I Executives, or (ii) two (2) for Tier II Executives times the sum of the following: (A) the Executive’s Base Salary and (B) the Executive’s annual target bonus opportunity in the year of termination; provided that to the extent the payment of any amounts pursuant to this Section 3.2(b) does not constitute “deferred compensation” for purposes of Code Section 409A, such amounts shall be paid upon the Release

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Effective Date. Notwithstanding the foregoing, in any instance in which the period in which the Executive could adopt a release (along with its accompanying revocation period) crosses calendar years, no payments shall be made until the succeeding calendar year.

(c)
A lump-sum amount, paid upon the date that is sixty (60) calendar days following the Effective Date of Termination, equal to the Executive’s then current target bonus opportunity established under the bonus plan in which the Executive is then participating, for the plan year in which a Qualifying Termination occurs, adjusted on a pro rata basis based on the number of days the Executive was actually employed during the bonus plan year in which the Qualifying Termination occurs, provided that to the extent the payment of any amounts pursuant to this Section 3.2(c) does not constitute “deferred compensation” for purposes of Code Section 409A, such amounts shall be paid upon the Release Effective Date. Notwithstanding the foregoing, in any instance in which the period in which the Executive could adopt a release (along with its accompanying revocation period) crosses calendar years, no payments shall be made until the succeeding calendar year.

(d)
Payment of all or a portion of the Executive’s cost to participate in COBRA medical and dental continuation coverage for eighteen (18) months following the Executive’s Effective Date of Termination, such that Executive maintains the same coverage level and cost, on an after tax basis, as in effect immediately prior to the Executive’s Effective Date of Termination.

Notwithstanding the above, these medical benefits shall be discontinued prior to the end of the stated continuation period in the event the Executive is eligible to receive substantially similar benefits from a subsequent employer, as determined solely by the Committee in good faith. For purposes of enforcing this offset provision, the Executive shall be deemed to have a duty to keep the Company informed as to the terms and conditions of any subsequent employment and the corresponding benefits earned from such employment, and shall provide, or cause to provide, to the Company in writing correct, complete, and timely information concerning the same.

(e)	Treatment of outstanding long-term incentives shall be in accordance with the governing plan document and award agreements, if any.
3.3    Description of General Severance Benefits. In the event the Executive becomes entitled to receive General Severance Benefits as provided in Section 3.1(a) herein, the Company shall provide the Executive with the following:

(a)
A lump-sum amount, paid upon the date that is sixty (60) calendar days following the Effective Date of Termination, equal to the Executive’s unpaid Base Salary, accrued vacation pay, unreimbursed business expenses, and all other items earned by and owed to the Executive through and including the Effective Date of Termination; provided that to the extent the payment of any amounts pursuant to this Section 3.3(a) does not constitute “deferred compensation” for purposes of Code Section 409A, such amounts shall be paid upon the Release Effective Date. Notwithstanding the foregoing, in any instance in which the period in which the Executive could adopt a release (along with its accompanying revocation period) crosses calendar years, no payments shall be made until the succeeding calendar year.

(b)
A lump-sum amount, paid upon the date that is sixty (60) calendar days following the Effective Date of Termination, equal to one and one-half (1.5) times the Executive’s Base Salary; provided that to the extent the payment of any amounts pursuant to this Section 3.3(b) does not constitute “deferred compensation” for purposes of Code Section 409A, such amounts shall be paid upon the Release Effective Date. Notwithstanding the foregoing, in any instance in which the period in which the Executive could adopt a release (along with its accompanying revocation period) crosses calendar years, no payments shall be made until the succeeding calendar year.

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(c)
Payment of all or a portion of the Executive’s cost to participate in COBRA medical and dental continuation coverage for eighteen (18) months following the Executive’s Effective Date of Termination, such that Executive maintains the same coverage level and cost, on an after tax basis, as in effect immediately prior to the Executive’s Effective Date of Termination.

Notwithstanding the above, these medical insurance benefits shall be discontinued prior to the end of the stated continuation period in the event the Executive is eligible to receive substantially similar benefits from a subsequent employer, as determined solely by the Committee in good faith. For purposes of enforcing this offset provision, the Executive shall be deemed to have a duty to keep the Company informed as to the terms and conditions of any subsequent employment and the corresponding benefits earned from such employment, and shall provide, or cause to provide, to the Company in writing correct, complete, and timely information concerning the same.

(d)	Treatment of outstanding long-term incentives shall be in accordance with the governing plan document and award agreements, if any.
3.4    Coordination with Release and Delay Required by Code Section 409A.

(a)
To the extent any continuing benefit (or reimbursement thereof) to be provided is not “deferred compensation” for purposes of Code Section 409A, then such benefit shall commence or be made immediately after the Release Effective Date. To the extent any continuing benefit (or reimbursement thereof) to be provided is “deferred compensation” for purposes of Code Section 409A, then such benefits shall be reimbursed or commence upon the sixtieth (60) day following the Executive’s termination of employment. The delayed benefits shall in any event expire at the time such benefits would have expired had the benefits commenced immediately upon Executive’s termination of employment.

(b)
Notwithstanding any other payment schedule provided herein to the contrary, if the Executive is deemed on the date of termination to be a Specified Employee, then, once the release and acknowledgement required by Section 3.1(c) is executed and delivered and no longer subject to revocation, any payment that is considered deferred compensation under Code Section 409A payable on account of a “separation from service” shall be made on the date which is the earlier of (A) the expiration of the six (6)-month period measured from the date of such “separation from service” of the Executive, and (B) the date of the Executive’s death (the “Delay Period”) to the extent required under Code Section 409A. Upon the expiration of the Delay Period, all payments delayed pursuant to this Section 3.4(b) (whether they would have otherwise been payable in a single sum or in installments in the absence of such delay) shall be paid to the Executive in a lump sum, and any remaining payments due under this Plan shall be paid or provided in accordance with the normal payment dates specified for them herein.

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Article 4.    Confidentiality and Noncompetition
In the event the Executive becomes entitled to receive Change-in-Control Severance Benefits as provided in Section 3.2 herein or General Severance Benefits as provided in Section 3.3 herein, the following shall apply:

(a)
Confidential Information. The Executive acknowledges that the information, observations, and data (including trade secrets) obtained by him while employed by the Company concerning the business or affairs of the Company or any of its affiliates (“Confidential Information”) are the property of the Company or such affiliate. Therefore, except in the course of the Executive’s duties to the Company or as may be compelled by law or appropriate legal process, the Executive agrees that he shall not disclose to any person or entity or use for his own purposes any Confidential Information or any confidential or proprietary information of other persons or entities in the possession of the Company and its affiliates (“Third Party Information”), without the prior written consent of the Board, unless and to the extent that the Confidential Information or Third Party Information becomes generally known to and available for use by the public other than as a result of the Executive’s acts or omissions. Except in the course of the Executive’s duties to Company or as may be compelled by law or appropriate legal process, the Executive will not, during his employment with the Company, or permanently thereafter, directly or indirectly use, divulge, disseminate, disclose, lecture upon, or publish any Confidential Information, without having first obtained written permission from the Board to do so. As of the Effective Date of Termination, the Executive shall deliver to the Company, or at any other time the Company may reasonably request, all memoranda, notes, plans, records, reports, computer files, disks and tapes, printouts and software and other documents and data (and copies thereof) embodying or relating to Third Party Information, Confidential Information, or the business of the Company, or its affiliates which he may then possess or have under his control.

(b)
Intellectual Property, Inventions, and Patents. The Executive acknowledges that all discoveries, concepts, ideas, inventions, innovations, improvements, developments, methods, trade secrets, designs, analyses, drawings, reports, patent applications, copyrightable work and mask work (whether or not including any confidential information), and all registrations or applications related thereto, all other proprietary information and all similar or related information (whether or not patentable) which may relate to the Company’s or any of its affiliates’ actual or anticipated business, research and development, or existing or future products or services and which are conceived, developed, or made by the Executive (whether alone or jointly with others) while employed by the Company and its affiliates (“Work Product”), belong to the Company or such affiliate. The Executive shall promptly disclose such Work Product to the Board and, at the Company’s expense, perform all actions reasonably requested by the Board (whether during or after the Executive’s employment with the Company) to establish and confirm such ownership (including, without limitation, assignments, consents, powers of attorney, and other instruments). The Executive acknowledges that all applicable Work Product shall be deemed to constitute “works made for hire” under the U.S. Copyright Act of 1976, as amended. To the extent any Work Product is not deemed a work made for hire, then the Executive hereby assigns to the Company or such affiliate all right, title, and interest in and to such Work Product, including all related intellectual property rights.

The Executive is hereby advised that the above paragraph regarding the Company’s and its affiliates’ ownership of Work Product does not apply to any invention for which no equipment, supplies, facilities, or trade secret information of the Company or any affiliate was used and which was developed entirely on the Executive’s own time, unless: (i) the invention relates to the business of the Company or any affiliate or to the Company’s or any affiliate’s actual or demonstrably anticipated research or development, or (ii) the invention results from any work performed by the Executive for the Company or any affiliate.

(c)
Noncompete. In further consideration of the compensation to be paid to the Executive hereunder, the Executive acknowledges that during the course of his employment with the Company and its affiliates he shall become familiar with the Company’s trade secrets and with other Confidential

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Information concerning the Company and its affiliates and that his services shall be of special, unique, and extraordinary value to the Company and its affiliates, and therefore, the Executive agrees that, during the Executive’s employment with the Company and for one (1) year thereafter (the “Noncompete Period”), the Executive shall not directly or indirectly own any interest in, manage, control, participate in, consult with, render services for, be employed in an executive, managerial, or administrative capacity by, or in any manner engage in any company engaged in any business which competes with the businesses of the Company or its affiliates, as such businesses exist or are in process during the Executive’s employment with the Company, within any geographical area in which the Company or its affiliates engage or have definitive plans to engage in such businesses. Nothing herein shall prohibit the Executive from being a passive owner of not more than two percent (2%) of the outstanding stock of any class of a corporation which is publicly traded, so long as the Executive has no active participation in the business of such corporation. Notwithstanding the foregoing, the provisions of this Article 4(c) shall not apply in the case of termination of the Executive’s employment pursuant to any material breach of the Company’s obligations under Article 3 which remains uncured for more than twenty (20) days after notice is received from the Executive of such breach, which such notice shall include a detailed description of the grounds constituting such breach.

(d)
Nonsolicitation. During the Noncompete Period, the Executive shall not directly or indirectly through another person or entity: (i) induce or attempt to induce any employee of the Company or any of its affiliates to leave the employ of the Company or such affiliate, or in any way interfere with the relationship between the Company or any affiliate and any employee thereof; (ii) hire any person who was an employee of the Company or any affiliate during the last six (6) months of the Executive’s employment with the Company; or (iii) induce or attempt to induce any customer, supplier, licensee, licensor, franchisee, or other business relation of the Company or any affiliate to cease doing business with the Company or such affiliate, or in any interfere with the relationship between any such customer, supplier, licensee, or business relation and the Company or any affiliate (including, without limitation, making any negative or disparaging statements or communications regarding the Company or its affiliates).

(e)
Nondisparagement. During the Noncompete Period, Employee shall not disparage the Company, its subsidiaries and parents, and their respective officers, managers, or make any public statement (whether written or oral) reflecting negatively on the Company, its subsidiaries and parents, and their respective officers, managers, and employees, including, but not limited to, any matters relating to the operation or management of the Company, irrespective of the truthfulness or falsity of such statement, except as may otherwise be required by applicable law or compelled by process of law. By way of example and not limitation, Employee agrees that he will not make any written or oral statements that cast in a negative light the services, qualifications, business operations or business ethics of the Company or its employees. During the Noncompete Period, the Company shall not disparage Employee, or make any public statement (whether written or oral) reflecting negatively on Employee, including, but not limited to, any matters relating to the operation or management of the Company, irrespective of the truthfulness or falsity of such statement, except as may otherwise be required by applicable law or compelled by process of law. Nothing in this Section 5(d) shall restrict either party's ability to: (i) consult with counsel, (ii) make truthful statements under oath or to a government agency or official, or (iii) take any legal action with respect to his employment or termination of employment with the Company.

(f)
Duration, Scope, or Area. If, at the time of enforcement of this Article 4, a court shall hold that the duration, scope, or area restrictions stated herein are unreasonable under circumstances then existing, the parties agree that the maximum duration, scope, or area reasonable under such circumstances shall be substituted for the stated duration, scope, or area and that the court shall be allowed to revise the restrictions contained herein to cover the maximum period, scope, and area permitted by law. Sections 4(c) and 4(d) shall not apply to any Executive whose principal work location for the Company at the time of termination was in the State of California.

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(g)
Company Enforcement. In the event of a breach or a threatened breach by the Executive of any of the provisions of this Article 4, the Company would suffer irreparable harm, and in addition and supplementary to other rights and remedies existing in its favor, the Company shall be entitled to specific performance and/or injunctive or other equitable relief from a court of competent jurisdiction in order to enforce or prevent any violations of the provisions hereof (without posting a bond or other security). In addition, in the event of a breach or violation by the Executive of Article 4(c), the Noncompete Period shall be automatically extended by the amount of time between the initial occurrence of the breach or violation and when such breach or violation has been duly cured.

Article 5.    Certain Change in Control Payments
Notwithstanding any provision of the Plan to the contrary, if any payments or benefits an Executive would receive from the Company under the Plan or otherwise in connection with the Change in Control (the “Total Payments”) (a) constitute “parachute payments” within the meaning of Section 280G of the Code, and (b) but for this Article 5, would be subject to the excise tax imposed by Section 4999 of the Code, then such Executive will be entitled to receive either (i) the full amount of the Total Payments or (ii) a portion of the Total Payments having a value equal to $1 less than three (3) times such individual’s “base amount” (as such term is defined in Section 280G(b)(3)(A) of the Code), whichever of (i) and (ii), after taking into account applicable federal, state, and local income taxes and the excise tax imposed by Section 4999 of the Code, results in the receipt by such employee on an after-tax basis, of the greatest portion of the Total Payments. Any determination required under this Article 5 shall be made in writing by the Company’s independent certified public accountants appointed prior to any change in ownership (as defined under Section 280G(b)(2) of the Code) or tax counsel selected by such accountants (the “Accountants”), whose determination shall be conclusive and binding for all purposes upon the applicable Executive. For purposes of making the calculations required by this Article 5, the Accountants may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good-faith interpretations concerning the application of Sections 280G and 4999 of the Code. If there is a reduction pursuant to this Article 5 of the Total Payments to be delivered to the applicable Executive, the payment reduction contemplated by the preceding sentence shall be implemented by determining the “Parachute Payment Ratio” (as defined below) for each “parachute payment” and then reducing the “parachute payments” in order beginning with the “parachute payment” with the highest Parachute Payment Ratio. For “parachute payments” with the same Parachute Payment Ratio, such “parachute payments” shall be reduced based on the time of payment of such “parachute payments,” with amounts having later payment dates being reduced first. For “parachute payments” with the same Parachute Payment Ratio and the same time of payment, such “parachute payments” shall be reduced on a pro rata basis (but not below zero) prior to reducing “parachute payments” with a lower Parachute Payment Ratio. For purposes hereof, the term “Parachute Payment Ratio” shall mean a fraction the numerator of which is the value of the applicable “parachute payment” for purposes of Section 280G of the Code and the denominator of which is the actual present value of such payment.
Article 6.    Legal Fees and Notice
6.1    Payment of Legal Fees. Except as otherwise agreed to by the parties, the Company shall pay the Executive for costs of litigation or other disputes including, without limitation, reasonable attorneys’ fees incurred by the Executive during Executive’s lifetime in asserting any claims or defenses under this Plan, except that the Executive shall bear his own costs of such litigation or disputes (including, without limitation, attorneys’ fees) if the court (or arbitrator) finds in favor of the Company with respect to any claims or defenses asserted by the Executive.
6.2    Notice. Any notices, requests, demands, or other communications provided for by this Plan shall be sufficient if in writing and if sent by registered or certified mail to the Executive at the last address he or she has filed in writing with the Company or, in the case of the Company, at its principal offices.
Article 7.    Successors and Assignment
7.1    Successors to the Company. The Company shall require any successor (whether direct or indirect, by purchase, merger, reorganization, consolidation, acquisition of property or stock, liquidation, or otherwise) of all or a significant portion of the assets of the Company by agreement, in form and substance satisfactory to the Executive,

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to expressly assume and agree to perform under this Plan in the same manner and to the same extent that the Company would be required to perform if no such succession had taken place. Regardless of whether such agreement is executed, the terms of this Plan shall be binding upon any successor in accordance with the operation of law and such successor shall be deemed the “Company” for purposes of this Plan.
7.2    Assignment by the Executive. This Plan shall inure to the benefit of and be enforceable by the Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees, and legatees. If the Executive dies while any amount would still be payable to him or her hereunder had he or she continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Plan to the Executive’s Beneficiary. If the Executive has not named a Beneficiary, then such amounts shall be paid to the Executive’s devisee, legatee, or other designee, or if there is no such designee, to the Executive’s estate.
Article 8.    Miscellaneous
8.1    Employment Status. Except as may be provided under any other agreement between the Executive and the Company, the employment of the Executive by the Company is “at will” and may be terminated by either the Executive or the Company at any time, subject to applicable law.
8.2    Code Section 409A.

(a)
All expenses or other reimbursements under this Plan shall be made on or prior to the last day of the taxable year following the taxable year in which such expenses were incurred by the Executive (provided that if any such reimbursements constitute taxable income to the Executive, such reimbursements shall be paid no later than March 15th of the calendar year following the calendar year in which the expenses to be reimbursed were incurred), and no such reimbursement or expenses eligible for reimbursement in any taxable year shall in any way affect the expenses eligible for reimbursement in any other taxable year.

(b)	For purposes of Code Section 409A, the Executive’s right to receive any installment payment pursuant to this Plan shall be treated as a right to receive a series of separate and distinct payments.

(c)
Whenever a payment under this Plan specifies a payment period with reference to a number of days (e.g., “payment shall be made within thirty (30) days following the date of termination”), the actual date of payment within the specified period shall be within the sole discretion of the Company.

(d)
A termination of employment shall not be deemed to have occurred for purposes of any provision of this Plan providing for the payment of any amounts or benefits upon or following a termination of employment unless such termination is also a “separation from service” within the meaning of Code Section 409A and, for purposes of any such provision of this Plan, references to a “termination,” “termination of employment” or like terms shall mean “separation from service.”

(e)
Notwithstanding any other provision of this Plan to the contrary, in no event shall any payment under this Plan that constitutes “deferred compensation” for purposes of Code Section 409A be subject to offset unless otherwise permitted by Code Section 409A.

(f)
Notwithstanding any provisions in this Plan to the contrary, whenever a payment under this Plan may be made upon the Release Effective Date, and the period in which the Executive could adopt the release (along with its accompany revocation period) crosses calendar years, no payments shall be made until the succeeding calendar year.

8.3    Entire Plan. This Plan supersedes any prior agreements or understandings, oral or written, between the parties hereto, with respect to the subject matter hereof, and constitutes the entire agreement of the parties with respect thereto. Without limiting the generality of the foregoing sentence, this Plan completely supersedes any and all prior employment agreements entered into by and between the Company and the Executive, and all amendments thereto,

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in their entirety. Notwithstanding the foregoing, if the Executive has entered into any agreements or commitments with the Company with regard to Confidential Information, Noncompetition, or Nonsolicitation, such agreements or commitments will remain valid and will be read in harmony with this Plan to provide maximum protection to the Company.
8.4    Severability. In the event that any provision or portion of this Plan shall be determined to be invalid or unenforceable for any reason, the remaining provisions of this Plan shall be unaffected thereby and shall remain in full force and effect.
8.5    Tax Withholding. The Company may withhold from any benefits payable under this Plan all federal, state, city, or other taxes as may be required pursuant to any law or governmental regulation or ruling.
8.6    Beneficiaries. The Executive may designate one (1) or more persons or entities as the primary and/or contingent beneficiaries of any amounts to be received under this Plan.
Such designation must be in the form of a signed writing acceptable to the Board or the Board’s designee. The Executive may make or change such designation at any time.
8.7    Payment Obligation Absolute. The Company’s obligation to make the payments provided for herein shall be absolute and unconditional, and shall not be affected by any circumstances, including, without limitation, any offset, counterclaim, recoupment, defense, or other right which the Company may have against the Executive or anyone else.
Except as provided in Article 3 of this Plan, the Executive shall not be obligated to seek other employment in mitigation of the amounts payable or arrangements made under any provision of this Plan, and the obtaining of any such other employment shall in no event effect any reduction of the Company’s obligations to make the payments and arrangements required to be made under this Plan.
8.8    Contractual Rights to Benefits. Subject to approval and ratification by the Board of Directors, this Plan establishes and vests in the Executive a contractual right to the benefits to which he or she is entitled hereunder. However, nothing herein contained shall require or be deemed to require, or prohibit or be deemed to prohibit, the Company to segregate, earmark, or otherwise set aside any funds or other assets, in trust or otherwise, to provide for any payments to be made or required hereunder.
8.9    Modification. No provision of this Plan may be modified, waived, or discharged with respect to any particular Executive unless such modification, waiver, or discharge is agreed to in writing and signed by such Executive and by an authorized member of the Committee, or by the respective parties’ legal representatives and successors, provided, however, that the Committee may unilaterally amend this Plan without the Executive’s consent if such amendment does not materially adversely alter or impair in any significant manner any rights or obligations of the Executive under the Plan.
8.10    Gender and Number. Except where otherwise indicated by the context, any masculine term used herein also shall include the feminine; the plural shall include the singular and the singular shall include the plural.
8.11    Applicable Law. To the extent not preempted by the laws of the United States, the laws of the state of New Jersey shall be the controlling law in all matters relating to this Plan.

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